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EXHIBIT 2

THE MEMBERSHIP INTERESTS ACQUIRED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THEY HAVE BEEN REGISTERED UNDER SAID ACT OR UNLESS REGISTRATION UNDER SAID ACT IS NOT REQUIRED. THERE ARE SUBSTANTIAL RESTRICTIONS ON TRANSFER CONTAINED IN THIS LLC OPERATING AGREEMENT.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BEF, LLC

a Delaware limited liability company

Dated as of October 22, 1999

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BEF, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     This Limited Liability Company Operating Agreement (the “Agreement”) is dated and effective as of October 22, 1999, by Robert Rosso, as Trustee of the EJB Trust, a trust organized under the laws of the Cook Islands (“Member”), as the sole member of the Company, and shall govern the relationship among the Members and Managers of the Company, pursuant to the Act and the Articles of Organization, as either may be amended from time to time.

     A.     The Member has caused to be filed the Certificate of Formation (the “Articles”) for BEF, LLC (the “Company”), a limited liability company under the laws of Delaware.

     B.     The Member desires to form a limited liability company under the Delaware Limited Liability Company Act (the “Act”).

     C.     The Member enters into this Operating Agreement in order to form and provide for the governance of the Company and the conduct of the business and to specify their relative rights and obligations.

     NOW, THEREFORE, the Member, by this Agreement, sets forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

ARTICLE I
ORGANIZATIONAL MATTERS

     1.1      Name. The name of the Company shall be “BEF, LLC.” The Company may conduct business under that name or any other name approved by the Members.

     1.2      Term. The term of the Company commenced as of the date of the filing of the Articles with the Delaware Secretary of State and shall continue indefinitely, unless terminated under Section 8.1.

     1.3      Office and Agent. The Company shall continuously maintain a registered agent in Delaware as required by the Act. The principal office of the Company shall currently be at 413 East Main Street, Suite 206-3, Aspen, Colorado, 81611, or may be where the Manager may later designate or as the business of the Company may require. The registered office of the Company in Delaware is 15 East North Street, Dover, Delaware, and the registered agent shall be Paracorp Incorporated or as otherwise determined by the Manager.

     1.4      Business of the Company. The Company may carry on any lawful business, purpose or activity, other than the business of granting policies of insurance, or assuming insurance risks or banking. The Company shall possess and may exercise all the powers and privileges granted to limited liability companies under Chapter 18 of the Delaware Corporations Law.

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     1.5      Limited Liability Company. The Members intend the Company to be a limited liability company under the Act. Neither the Manager nor any Member shall take any action inconsistent with the express intent of the parties to this Agreement.

     1.6      Initial Member. The name and address of the initial and sole Member of the Company is The EJB Trust.

     1.7      Manager. Edward J. Bonn shall be the sole Manager of the Company. The business address of Edward J. Bonn is 413 East Main Street, Suite 206-3, Aspen, Colorado, 81611.

     1.8      General Purpose. The purpose of the Company is to make a profit, increase wealth, and provide a means for beneficiaries of the Trust and the family members of the beneficiaries of the Trust (the “Family”) to become knowledgeable of, manage, and preserve family assets (“Family Assets”). Initially the Company will invest solely in shares of New Frontier Media, Inc., a Colorado corporation. In addition, the Company will accomplish the following:

                 (a)      provide resolution of any disputes which may arise among the Family in order to preserve family harmony and avoid the expense and problems of litigation;

                 (b)      maintain control of Family Assets;

                 (c)      consolidate fractional interests in Family Assets;

                 (d)      increase Family wealth;

                 (e)      establish a method by which annual gifts can be made without fractionalizing Family Assets;

                 (f)      continue the ownership of Family Assets and restrict the right of non-Family to acquire interests in Family Assets;

                 (g)      provide protection to Family Assets from claims of future creditors against Family members;

                 (h)      prevent the transfer of a Family member’s interest in the Company a result of a failed marriage;

                 (i)      provide flexibility in business planning not available through trusts, corporations, or other business entities;

                 (j)      facilitate the administration and reduce the cost associated with the disability or probate of the estate of Family members; and

                 (k)      promote the Family’s knowledge of and communication about Family Assets.

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     1.9      Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

                 (a)      Capital Account. “Capital Account” shall mean each Member’s initial Capital Contribution. In addition, each Member’s Capital Account shall be:

                             1.        Increased by:

                             (a)      The amount of any additional Capital Contributions by such Member, including the amount of Company liabilities assumed by such Member or secured by any Company property distributed by the Company to such Member;

                             (b)      The fair market value of any property contributed by such Member to the Company (net of liabilities secured by such property which are considered to be assumed or taken “subject to” by the Company); and

                             (c)      Items of book income and gain which are allocated to such Member; and

                             2.        Decreased by:

                             (d)      The amount of cash distributed to such Member by the Company, including the amount of liabilities of such Member assumed by the Company or secured by any property contributed by such Member to the Company;

                             (e)      The fair market value of any property distributed by the Company to such Member (net of liabilities secured by such property which are considered to be assumed or taken “subject to” by such Member);

                             (f)      Items of expense described in Section 705(a)(2)(B) of the Code allocated to such Member; and

                             (g)      Items of book loss and deduction which are allocated to such Member.

The foregoing provisions are intended to comply with Section 1.704-1(b) of the Regulations and shall be applied and interpreted accordingly. The Capital Accounts shall be adjusted in order to reflect allocations of depreciation, amortization, and gain and loss as computed for book purposes. Upon the Transfer of any Member’s interest in the Company, the Capital Account of the transferor Member shall carry over to the transferee Member.

                 (b)      Capital Contribution. “Capital Contribution” shall mean any money or property, or a promissory note or other binding obligation to contribute money or property, or to render services as permitted by law, which a Member contributes to the Company as capital in that Member’s capacity as a Member pursuant to an agreement between the Members, including an agreement as to value.

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                 (c)      Cash Reserves. “Cash Reserves” shall mean such amounts as may be estimated by the Manager in its sole and absolute discretion, for payment of costs, expenses and liabilities incident to the business of the Company and for which the cash to make such payments will not, in the sole opinion of the Manager, be expected to be available to the Company at or about the time such payments are required to be made, and which therefore, in the sole opinion of the Manager, require that cash be set aside periodically to make such payments.

                 (d)      Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 (e)      Company Minimum Gain. “Company Minimum Gain” shall have the meaning set forth in the Regulations promulgated under Section 704(b) of the Code.

                 (f)      Distributable Cash. “Distributable Cash” shall mean for any period such portion of the cash in the Company’s bank accounts that is available for distribution to the Members after provision has been made for Cash Reserves.

                 (g)      Fiscal Year. “Fiscal Year” of the Company shall mean the calendar year.

                 (h)      Investments. “Investments” shall mean those investment assets or ventures described on Exhibit “B.” Exhibit “B” may (but need not) be amended from time to time as necessary, as the Company acquires additional Investments.

                 (i)      Manager. “Manager” shall mean Edward J. Bonn, and any successor Manager(s) pursuant to the terms of this Agreement, or any other person or entity who has been admitted to the Company as a Manager in accordance with this Agreement, or a person or entity who has been admitted as a Manager pursuant to applicable law. The term Manager shall not include any person who has ceased to be a Manager in the Company.

                 (j)      Member. “Member” shall mean those individuals and/or entities listed on Exhibit “A,” or any other person or entity who has been admitted to the Company as either a Member in accordance with this Agreement, or an assignee of a Company interest in the Company who has become a Member pursuant to the terms of this Agreement.

                 (k)      Membership Interest. “Membership Interest” shall mean the ownership interest and rights of a Member in the Company, including, without limitation, his, her or its right to a distributive share of the Net Profits and Net Losses, distributions, and the Property and Investments of the Company and the right to consent or approve.

                 (l)      Member Nonrecourse Deductions. “Member Nonrecourse Deductions” shall mean the Company deductions that are characterized as “Member nonrecourse deductions” pursuant to the Regulations promulgated under Section 704(b) of the Code.

                 (m)      Net Profits and Net Losses. “Net Profits” and “Net Losses” shall mean the net profits or net losses, respectively, of the Company as determined on the basis of the accounting method selected by the Manager at the close of the Company’s Fiscal Year by the Company’s accountants in accordance with federal income tax principles consistently applied, and as set forth

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     on the information return filed by the Company for federal income tax purposes. Net Profits and Net Losses shall not include Nonrecourse Deductions or Member Nonrecourse Deductions.

                 (n)      Nonrecourse Deductions. “Nonrecourse Deductions” shall mean the Company deductions that are characterized as “nonrecourse deductions” pursuant to the Regulations promulgated under Section 704(b) of the Code.

                 (o)      Participation Percentage. “Participation Percentage” of a Member shall mean that percentage, as adjusted from time to time pursuant to the terms of this Agreement, set forth opposite such Member’s name on Exhibit “A” hereto. Exhibit “A” may (but need not) be amended from time to time as necessary, to reflect changes in the Members’ respective Participation Percentages.

                 (p)      Property or Properties. “Property” or “Properties” shall mean one or more of the real properties to be acquired by the Company, if any.

                 (q)      Regulations. “Regulations” shall mean the Income Tax Regulations promulgated under the Code, including Temporary and Proposed Regulations, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.

                 (r)      Transfer. “Transfer” shall mean any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer of all or any portion of a Company interest.

ARTICLE II
CAPITAL CONTRIBUTIONS

     2.1      Capital Contributions. On or before October 31, 1999, the Member shall contribute (or cause to be contributed by Edward J. Bonn) to the capital of the Company the Investments described on Exhibit B attached hereto.

     2.2      Capital Accounts. The Company shall establish an individual capital account (“Capital Account”) for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), and adjusted in accordance with the following provisions:

                 (a)      Adjustment to Capital Account on Contribution of Property. If any additional Membership Interests are to be issued in consideration for a contribution of property or cash (other than a de minimis amount) or if any property or cash (other than a de minimis amount) is to be distributed in liquidation of the Company or a Membership Interest, the Capital Accounts of the Members and the fair market value of all property shall, immediately prior to such issuance or distribution, be adjusted (consistent with the provisions of Section 704(b) of the Code and the Regulations) upward or downward to reflect any unrealized gain or unrealized loss attributable to all such property (as if the unrealized gain or unrealized loss had been recognized upon actual sale of the property upon a liquidation of the Company immediately prior to issuance).

                 (b)      Adjustment to Capital Account on Transfer. If all or any portion of a Membership Interest is transferred as a gift or deemed gift, the Capital Accounts of the Members and the fair market value of all property shall, immediately prior to such transfer, be adjusted upward or

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downward to reflect any unrealized gain or unrealized loss attributable to such Property in a manner similar to that set forth in Section 8.2.

                 (c)      Transferee. Except as otherwise required by the Regulations under Code 704(b), in the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                 (d)      Promissory Notes. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note shall not be included in the Capital Account of any person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f).

                 (e)      Revaluation of Capital Accounts. Each Member’s Capital Account shall be increased or decreased as necessary to reflect a revaluation of the Company’s property in accordance with the requirements of Treas. Reg. Section 1.704-1(b)(2)(iv)(f) and Treas. Reg. Section 1.704-1(b)(2)(iv)(g), including the special rules under Treas. Reg. Section 1.704-1(b)(4), as applicable. The provisions of this Agreement respecting the maintenance of Capital Accounts are intended to comply with Treas. Reg. Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with those Treas. Regs.

                 (f)      Deficit Restoration. No Member will be required to restore a deficit in his Capital Account upon liquidation of the Company or the Member’s Membership Interest.

     2.3      No Interest. The Company shall not pay any interest on capital contributions.

     2.4      Limited Liability. A Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company except as otherwise provided in the Act or in this Agreement.

     2.5      No Priority of Return. In accordance with the provisions of Section 18-303 of the Act, no Member or Manager shall have priority over any other Member with respect to the return of a Capital Contribution, or distributions or allocations of income, gain, losses, deductions, credits, or items thereof.

     2.6      Additional Capital Contributions.

                 (a)      From time to time the Manager shall determine in its sole discretion reasonably exercised whether the Company requires additional capital from the Members. In making its determination, the Manager shall take into account, among other things, the Company’s present and anticipated future cash flow from operations, the Company’s present and anticipated Cash Reserves, the Company’s anticipated expenditures for additional properties, capital improvements, major repairs and similar items and the Company’s ability and desire to borrow at then prevailing rates and terms.

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                 (b)      If the Manager determines that additional capital is needed, the Manager shall send written notice (the “Request Notice”) to each Member of the Member’s capital requirements, including the total additional capital required, the amount of additional capital required from each Member, the time for contribution and any other information the Manager deems relevant. The amount of additional capital required from each Manager shall bear the same ratio to the total additional capital required from all Members as each such Member’s Participation Percentage bears to one hundred percent (100%). The time for contribution specified in the Request Notice shall be determined by the Manager in the Manager’s sole discretion reasonably exercised, provided that such time is not less than fifteen (15) days nor more than sixty (60) days after the Request Notice is given.

                 (c)      If any Member fails to make its required additional capital contribution on or before the date specified in the Request Notice, the Manager shall give written notice to the Members other than the Members that failed to make their required additional capital contributions (the “nondefaulting Members”) of the total amount of required additional capital not contributed (“uncontributed capital”). Each nondefaulting Member shall notify the Manager in writing within ten (10) days from the giving of such written notice of the amount or portion, if any, of the uncontributed capital that the nondefaulting Member desires to contribute. Any nondefaulting Member who fails to respond within such ten (10) day period shall be treated as electing to contribute no portion of the uncontributed capital.

                 (d)      If the nondefaulting Members in the aggregate indicate their desire to contribute an amount equal to the uncontributed capital, each such Member shall contribute the amount indicated by that Member in the Member’s notice given to the Manager under Section 2.6(c). Such amounts shall be contributed by the nondefaulting Members at such time as may be specified by the Manager in its sole discretion reasonably exercised in written notice given to the nondefaulting Members, provided that such time is not less than fifteen (15) days or more than sixty (60) days after such written notice is given.

                 (e)      If the nondefaulting Members in the aggregate indicate their desire to contribute an amount greater than the uncontributed capital, each such Member shall contribute an amount that bears the same ratio to the amount that Member desired to contribute as the uncontributed capital bears to the total amount desired to be contributed by all nondefaulting Members. Such amounts shall be contributed by the nondefaulting Members at such time as may be specified by the Manager in its sole discretion reasonably exercised in written notice given by the Manager to the nondefaulting Members, provided that such time is not less than fifteen (15) days or more than sixty (60) days after such written notice is given.

                 (f)      If the nondefaulting Members in the aggregate indicate their desire to contribute an amount less than the uncontributed capital, the Manager shall give written notice to the nondefaulting Members of the amount of uncontributed capital remaining after subtracting the portion thereof that the nondefaulting Members have indicated a desire to contribute. With respect to such remaining uncontributed capital, the procedures in Sections 2.6(c) through 2.6(e) shall be followed until either (a) the nondefaulting Members in the aggregate have indicated their desire to contribute an amount equal to or greater than the uncontributed capital, or (b) no nondefaulting Member desires to contribute any additional portion of the uncontributed capital.

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                 (g)      If the nondefaulting Members contribute an amount equal to the uncontributed capital pursuant to either Section 2.6(d) or Section 2.6(e) above, then the Participation Percentages of certain Members shall be modified as set forth in this Section 2.6(g). The Participation Percentage of each Member that contributed less than the additional capital contribution required from that Member as set forth in the Request Notice shall be reduced by the product, expressed as a percentage, of (a) the quotient obtained by dividing (i) the excess of the additional capital required to be contributed by that Member over the additional capital actually contributed by that Member by (ii) the total Capital Contributions to the Company by all Members during the term of the Company, including all additional Capital Contributions under this Section 2.6, multiplied by (b) two (2). The Participation Percentage of each Member that contributed more than the additional capital required from that Member as set forth in the Request Notice shall be increased by the product, expressed as a percentage, of (a) the quotient obtained by dividing (i) the excess of the additional capital actually contributed by that Member over the additional capital required to be contributed by that Member, by (ii) the total Capital Contributions to the Company by all Members during the term of the Company, including all additional Capital Contributions under this Section 2.6, multiplied by (b) two (2). For this purpose, a transferee Member’s Capital Contributions shall include all Capital Contributions (both initial and additional) made by a transferor Member with respect to that portion of the transferee Member’s Company interest acquired by gift or other transfer from the transferor Member.

                 (h)      If the nondefaulting Members contribute an amount less than the uncontributed capital, then each Member’s Participation Percentage shall be modified as set forth in this Section 2.6(h):

                           (1)      First, each Member’s Participation Percentage shall be equal to the quotient, expressed as a percentage, obtained by dividing (a) each Member’s total Capital Contributions (including all additional Capital Contributions made by that Member under this Section 2.6 by (b) the total Capital Contributions (including all additional Capital Contributions made under this Section 2.6) made by all Members. For this purpose, a transferee Member’s Capital Contributions shall include all Capital Contributions (both initial and additional) made by a transferor Member with respect to that portion of the transferee Member’s Company interest acquired by gift or other transfer from the transferor Member.

                           (2)      The Participation Percentage (as computed under Section 2.6(h) above) of each Member that contributed less than the additional capital contribution required from that Member as set forth in the Request Notice shall be reduced by the quotient, expressed as a percentage, obtained by dividing (a) the excess of the additional capital required to be contributed by that Member over the additional capital actually contributed by that Member, by (b) the total Capital Contributions to the Company by all Members during the term of the Company, including all additional Capital Contributions made under this Section 2.6.

                           (3)      The Participation Percentage (as computed under Section 2.6(h) above) of each nondefaulting Member that contributed more than the additional capital contribution required from that Member as set forth in the Request Notice shall be increased by the quotient, expressed as a percentage, obtained by dividing (a) the excess of the additional capital actually contributed by that Member over the additional capital required to be contributed by that Member, by (b) the total

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Capital Contributions to the Company by all Members during the term of the Company, including all additional Capital Contributions made under this Section 2.6.

                           (4)      Next, the excess of the aggregate reductions in Participation Percentages required by Section 2.6(h)(b) above over the aggregate increases in Participation Percentages required by Section 2.6(h)(iii) above shall be computed. The Participation Percentage of each Member (other than Members whose Participation Percentages were reduced under Section 2.6(h)(ii) above) shall be increased by the product, expressed as a percentage, obtained by multiplying (a) such excess, by (b) the quotient obtained by dividing (i) that Member’s total Capital Contributions (including all additional Capital Contributions made by that Member under this Section 2.6), by (ii) the total Capital Contributions (including Capital Contributions made under this Section 2.6) by all Members other than Members whose Participation Percentages were reduced under Section 2.6(h)(ii) above. For this purpose, a transferee Member’s Capital Contributions shall include all Capital Contributions (both initial and additional) made by a transferor Member with respect to that portion of the transferee Member’s Company interest received by gift or other transfer from the transferor Member.

                 (i)      If each Member contributes the exact amount of additional capital required to be contributed by that Member as set forth in the Request Notice, the Participation Percentages shall not be modified.

                 (j)      All modifications to the Members’ Participation Percentages required by Sections 2.6(e) and 2.6(f) shall be effective as of the first day of the month following the month in which the last portion of the additional Capital Contributions are received by the Company. Any such modifications to the Members’ Participation Percentages shall have no effect on and shall not modify the Members’ capital accounts.

                 (k)      ANY REDUCTION IN A MEMBER’S PARTICIPATION PERCENTAGE PURSUANT TO SECTION 2.6 SHALL BE DEEMED TO BE IN THE NATURE OF LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IT IS LIKELY TO BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE EVENT ANY MEMBERS ELECT THE REMEDY PROVIDED IN SECTION 2.6(c) AS A RESULT OF A MEMBER’S FAILURE TO MAKE A REQUIRED CONTRIBUTION PURSUANT TO SECTION 2.6. FURTHER, THE PARTIES AGREE THAT IF ANY MEMBERS ELECT TO FOLLOW THE PROVISIONS OF SECTION 2.6(g) AND 2.6(h), THE REDUCTION OF A MEMBER’S PARTICIPATION PERCENTAGE AND INCREASE OF A MEMBER’S PARTICIPATION PERCENTAGE AS DESCRIBED IN SECTION 2.6 SHALL BE DEEMED TO CONSTITUTE LIQUIDATED DAMAGES TO THE MEMBERS FOR THE FAILURE OF ONE OR MORE MEMBERS TO MAKE THE REQUIRED CONTRIBUTIONS. THE PARTIES EXPRESSLY AGREE TO THE ABOVE-DESCRIBED LIQUIDATED DAMAGES PROVISION.

     2.7      Use of Capital Contributions. Except as otherwise provided herein, the cash portion of the Capital Contributions of each Member shall be deposited in a checking, savings and/or money market or similar account, to be established and maintained in the name of the Company, or invested in government securities or certificates of deposit issued by any bank. Thereafter, such amounts shall be utilized for the conduct of the Company business pursuant to the terms of this Agreement.

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     2.8      Role of Members. Except as may otherwise be provided in this Agreement, no Member shall, in the capacity of a Member, take part in or interfere in any manner with the conduct or control of the business of the Company, or have any right or authority to act for or on behalf of the Company.

     2.9      Return of Capital. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or reduce such Member’s Capital Contribution or to receive any distributions, except as a result of dissolution. No Member shall have the right to demand or receive property other than cash in return for such Member’s Capital Contributions.

     2.10      Loans By a Member. Loans by a Member to the Company shall not be considered Capital Contributions for purposes of this Agreement, increase such Member’s Capital Account or entitle such Member to any greater share of the Net Profits, Net Losses or distributions of the Company than such Member is otherwise entitled to under this Agreement. The interest rate and payment terms on loans by a Member to the Company shall be at least as favorable as those generally charged by third party lenders to the Company at the time the loan is made.

     2.11      Gift. All or any part of one or more of the Capital Contributions of the Members may be made by one or more of the other Members on behalf of such Member as a gift.

ARTICLE III
MEMBERS

     3.1      Admission of Additional Members. Additional Members may be admitted with the approval of all Members and the Manager. Additional Members shall not participate in the management, but shall participate in the “Net Profits”, “Net Losses” (as such terms are defined in Section 1.9), and distributions of the Company on such terms as are determined by the Members. Exhibit A shall be amended upon the admission of an additional Member to set forth such Member’s name and capital contribution.

     3.2      Withdrawals or Resignations. No Member may withdraw, retire or resign as a Member from the Company.

     3.3      Payments to Members. Except as specified in this Agreement or pursuant to a transaction permitted by Section 4.7, no Member or person or entity controlled by, controlling or under common control with the Member (each such person or entity is defined as an “Affiliate”), is entitled to remuneration for services rendered or goods provided to the Company. However, the Company shall reimburse the Members and their Affiliates for organizational expenses (including, without limitation, legal and accounting fees and costs) incurred to form the Company, prepare the Articles and this Agreement and, as approved by the Members, for the actual cost of goods and materials used by the Company.

ARTICLE IV
MANAGEMENT AND CONTROL OF THE COMPANY

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     4.1      Management. The business of the Company shall be managed solely by the Manager named in Article I, Section 1.7, or a successor Manager selected in the manner provided in this Article IV hereof, Section 4.3. Except as otherwise set forth in this Agreement, all decisions concerning the management of the Company’s business shall be made by the Manager. The Members shall have no power to bind the Company.

     4.2      Term of Manager. The Manager shall serve until the earlier of (i) the Manager’s resignation, death or total disability; (ii) the Manager’s removal by all of the Members; and (iii) the expiration of the Manager’s term as Manager, if a term has been designated by all of the Members. A new Manager shall be appointed by the unanimous consent of all Members on the occurrence of any of the foregoing events.

     4.3      Appointment and Removal of Managers. Each Manager shall be appointed by a the unanimous consent of all Members for (a) a term expiring with the appointment of a successor, or (b) a term expiring at a definite time specified by the unanimous consent of all Members in connection with such an appointment. A Manager may be removed with or without cause at any time by action of the unanimous consent of all Members.

     4.4      Duties of Manager. The Manager shall have the powers and duties described in Section 4.1 hereof and such other powers and duties as maybe prescribed in this Agreement or by the Members. Notwithstanding the foregoing, the Manager shall not take any of the following actions on behalf of the Company unless all of the Members have consented to the taking of such action:

                       (a)      The merger of the Company with another limited liability company or corporation, general Company, limited Company or other entity.

                       (b)      An alteration of the authorized businesses of the Company as set forth in Section 1.4.

                       (c)      Any act which would make it impossible to carry on the ordinary business of the Company.

                       (d)      The confession of a judgment against the Company.

                       (e)      Any other transaction described in this Agreement as requiring the approval, consent or vote of the Members.

                       (f)      The dissolution of the Company.

                       (g)      The filing of a petition in bankruptcy or the entering into of an arrangement among creditors.

     4.5      Tax Matters Partner. The Manager shall be the designated Tax Matters Partner of the Company, as that term is defined in the Code.

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     4.6      Time Devoted to the Company. It is acknowledged that the Manager has other business interests to which the Manager devotes part of the Manager’s time. The Manager shall devote such time to the conduct of the business of the Company as the Manager, in the Manager’s own good faith and discretion, deems necessary.

     4.7      Compensation of Manager. A Manager will be entitled to a reasonable annual compensation for services rendered to the Company, reasonable compensation to be measured by the time required in the administration of the Company, the value of property under the Manager’s administration, and the responsibilities assumed in the discharge of the duties of office and shall comply with Section 704(e) of the Code, if applicable. This compensation shall be a guaranteed payment. The Manager will be entitled to reimbursement of all reasonable and necessary business expenses incurred in the administration of the Company. If the cash flow of the Company is insufficient to pay the compensation, the unpaid portion of the compensation may be deferred and bear interest at the greatest amount permitted under law. Payments to the Manager for services rendered to the Company will not be a return on invested capital, but will be paid as compensation for services rendered.

     4.8      Other Officers. The Company may, at the discretion of the Members, have additional Officers including, without limitation, a Secretary and Treasurer. These offices may, but need not, be held by the Manager. One person may hold two or more offices. When the incumbent of an office is unable to perform the duties thereof, or when there is not incumbent of an office, the duties of the office shall be performed by the Manager.

     4.9      Title to Assets. The Manager shall cause all assets of the Company, whether real or personal, to be held in the name of the Company.

     4.10      Banking. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Manager. Withdrawal from such accounts shall require only the signature of the Manager or such other person or persons as the Manager may designate.

     4.11      Member Approval. No annual or regular meetings of the Members are required to be held. However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act or as the Manager shall determine. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act or as the Manager shall determine. Unless otherwise provided in this Agreement, approval of the Members shall mean the approval of Members who hold a majority of the membership interests. Any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting for the action so taken, shall be signed by all the Members entitled to vote with respect to the subject matter thereof. Members of the Company may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in such meeting can hear one another for the entire discussion of the matters to be voted upon. Participating in a meeting pursuant to this section shall constitute presence in person at such meeting.

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     4.12      Competing Activities. The Members and their Affiliates may engage or invest in any activity, including without limitation those that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other activities or to the income or proceeds derived therefrom. No Member shall be obligated to present any investment opportunity to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Each Member shall have the right to hold any investment opportunity for his or her own account or to recommend such opportunity to persons other than the Company. The Members acknowledge that certain Members and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members’ time. Each Member hereby waives any and all rights and claims which he or she may otherwise have against the other Members and their Affiliates as a result of any of such activities.

     4.13      Transactions between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members and their Affiliates may engage in any transaction with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them or if Members holding a majority of the membership interests held by the Members having no interest in such transaction (other than their interests as Members) approve the transaction in writing.

ARTICLE V
ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

                 5.1      Allocation of Net Profits. Net Profits for each Fiscal Year shall be allocated to the Members in accordance with their respective Participation Percentages.

                 5.2      Allocation of Net Losses. Net Losses for each Fiscal Year shall be allocated to the Members in accordance with their respective Participation Percentages.

                 5.3      Allocation of Nonrecourse Deductions. Nonrecourse Deductions for each Fiscal Year shall be allocated to the Members in accordance with their respective Participation Percentages.

                 5.4      Allocation of Member Nonrecourse Deductions. After application of Sections 5.1 through 5.3 hereof, Member Nonrecourse Deductions for each Fiscal Year shall be allocated among the Members as required by the Regulations promulgated under Section 704(b) of the Code.

                 5.5      Allocation of Tax Credits. Except as may otherwise be required by law, any tax credits to which the Company may be entitled shall be allocated to the Members in accordance with their respective Participation Percentages.

                 5.6      Qualified Income Offset. Except as provided in Section 5.7 hereof, in the event any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent

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required by the Regulations, any deficit in said Member’s Capital Account as quickly as possible. For purposes of this Section 5.6, the Member’s Capital Account, as of the end of the relevant Fiscal Year, shall take into account the adjustments described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), any amount of any deficit Capital Account balance which the Member is obligated to restore, and any amount of any deficit Capital Account balance which the Member is deemed obligated to restore pursuant to the Regulations promulgated under Section 704(b) of the Code.

                 5.7      Minimum Gain Chargeback. Prior to any allocation hereunder, in the event that there is a net decrease in the Company Minimum Gain during a Company taxable year, each Member shall be allocated items of income and gain in accordance with the Regulations promulgated under Section 704(b) of the Code and its requirements for a “minimum gain chargeback.” In the event that there is a net decrease in minimum gain attributable to debt associated with Member Nonrecourse Deductions, income and gain shall be allocated to the Members in accordance with the Regulations.

                 5.8      Allocations of Book Items. All items of book income, gain, loss and deduction shall be allocated among the Members in the same percentage that Net Profits, Net Losses, Nonrecourse Deductions and Member Nonrecourse Deductions are allocated for the same Fiscal Year, or as otherwise provided by the Regulations promulgated under Section 704(b) of the Code.

                 5.9      Distribution of Distributable Cash. Subject to applicable law (Section 18-607 of the Act) and any limitations contained elsewhere in this Agreement, Distributable Cash may be distributed at the sole discretion of the Manager among the Members pro rata in accordance with their Participation Percentages; provided, however, that the Manager may, in its sole and absolute discretion, accumulate Distributable Cash for investment or other Company purposes. With regard to Distributable Cash and Investments, the Member shall make a determination, in accordance with his duty of care and loyalty to the Company, as to the need for the Investments in the operation of the Company business, considering both current needs for operating capital, prudent reserves for future operating capital, current investment opportunities, and prudent reserves for future investment opportunities, all in keeping with the Company purposes. It is the duty of the Manager in determining the amount of Distributable Cash available for the payment of distributions, to take into account the needs of the Company in its business and sums necessary in the operation of its business until the income from further operations is available, the amounts of its debts, the necessity or advisability of paying its debts, or at least reducing them within the limits of the Company’s credit, the preservation of its capital as represented in the Investments of the Company as a fund for the protection of its creditors, and the character of its surplus property. Any contributed property or borrowed funds by the Company shall be considered as needed for Company investment purposes, and any cash produced from the sale of property contributed to the Company or from the sale of any property purchased with borrowed funds, or any reinvestment of any of the property, including the portion of the sale proceeds representing capital appreciation, shall be considered as needed reserves for Company investment purposes if the Member desires to reinvest such proceeds. Any Distributable Cash derived from income shall, to the extent deemed unnecessary for Company Purposes by the Member under the foregoing standard, be distributed in accordance with this Agreement.

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                 5.10      To Whom Distributions Are Made. Unless agreed in writing by a transferor and transferee, Distributable Cash allocable to the transferred Membership Interest which may have been transferred during any year shall be distributed to the holder of such Membership Interest who was recognized as the owner on the date of such distribution, without regard to the results of Company operations during the year. Any payment by the Company to the person shown on the Company records as a Member, or to such Member’s legal representatives, or to a named assignee of the right to receive distributions, shall acquit the Company and the Manager of all liability to any other person who may be interested in such payment by reason of an assignment by a Member or for any other reason.

ARTICLE VI
TRANSFER AND ASSIGNMENT OF INTERESTS

     6.1      Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of his or her Membership interest (collectively, “transfer”) except with the prior approval of the Manager, which approval may be given or withheld in the sole discretion of the Manager. Upon the occurrence of a Termination Event, as such term is hereinafter defined, the Company shall not dissolve and the Member who is terminated (the “Terminated Member”) shall be treated as having relinquished its interest in the Company and shall thereafter become and be treated as an assignee. Notwithstanding the termination of a Member’s interest as a result of the occurrence of such a Termination Event, no Member, assignee or successor to a Terminated Member may withdraw such Member’s share of the Company capital or other property from the Company nor may it require the Company to acquire its interest prior to the dissolution of the Company. For purposes of this Section 6.1, the term “Termination Event” shall mean the resignation, expulsion, death, bankruptcy (as such term is defined in Section 18-304 of the Act), or dissolution of a Member, or a Member’s assignment of his or its entire membership interest.

     6.2      Substitution of Members. A transferee of a Membership interest shall have the right to become a substitute Member only if consent of all Members and the Manager is given in accordance with Section 6.1, such person executes an instrument satisfactory to the Members and the Manager accepting and adopting the terms and provisions of this Agreement, and such person pays any reasonable expenses in connection with his or her admission as a new Member. The admission of a substitute Member shall not release the Member who assigned the Membership interest from any liability that such Member may have to the Company. An assignee who is not admitted as a substitute Member in accordance with the provisions above shall have no right to participate in management or in the operations of the Company or have any right to receive or review the records or other documents of the Company described in Article VII hereof.

     6.3      Transfers in Violation of this Agreement and Transfers of Partial Membership interests. Upon a transfer in violation of this Article VI, the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to receive the share of the Company’s Net Profits, Net Losses and distributions, if any, of the Company’s assets to which the transferor would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the remaining Members, a transfer

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in violation of this Article VI would cause the termination of the Company under the Code, in the sole discretion of the remaining Members, the transfer shall be null and void.

ARTICLE VIII
ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     7.1      Books and Records. The Company shall maintain at its principal office all of the following:

                 (a)      A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the capital contributions, capital account and Membership interest of each Member;

                 (b)      A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed; and

                 (c)      A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed.

     7.2      Reports. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency.

     7.3      Bank Accounts. The Members shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person. The Manager, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money may be signed by the Manager acting alone.

     7.4      Certificates of Ownership. Certificates representing equity interest in the Company shall be in such forms as shall be determined by the Manager. Such certificates shall be signed by the Manager. All certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificates are issued, with the capital contribution and the date of issue, shall be entered in the certificate register of the Company. In case of a lost, destroyed or mutilated certificate, a new one may be issued upon such terms and indemnity to the Company as the Members may prescribe.

     7.5      Accountants. The Manager shall select the accountants for the Company.

     7.6      Company Communication.

                 (a)      At least once a year, and as soon as possible after the financial statements are completed, a meeting shall be held for all Members. The Manager shall review and discuss the

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financial statements at the meeting and report to the Members the financial condition of the Company. The annual meeting shall be held at a place designated by the Manager on or before the third Tuesday in April of each year. All Members shall receive prior notice of dates, time, and place of the meeting.

                 (b)      The Manager may establish an Advisory Committee of the Company consisting of three or more Members (the “Advisory Committee”). If the Advisory Committee is established, at least once each calendar year, the Manager, on notice to each member on or before the tenth day prior to the meeting, shall call a meeting of the Advisory Committee, at which the Manager apprises it generally of the business and affairs of the Company since the latest meeting of the Advisory Committee. The Advisory Committee may make recommendations to or otherwise advise and consult with the Manager regarding the business and affairs of the Company; however, the Advisory Committee is not authorized to take any action on behalf of the Company or to compel any Member to take any action. The Advisory Committee may make a report of the meeting to the remaining Members. A Member or representative is not entitled to payment from the Company for its expenses regarding attendance at meetings of the Advisory Committee.

     7.7      Confidentiality of Information.

                 (a)      Each Member is entitled to all information under the circumstances and subject to the conditions stated in this Agreement and the Act. The Members agree, however, that the Manager may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, Property, Investments, and financial condition of the Company shall be kept confidential and not provided to some or all other Members, and that it is not just or reasonable for those Members or Assignees or representatives to examine or copy that information.

                 (b)      The Members acknowledge that they may receive information regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any person or entity other than another Member, except for disclosures (1) compelled by law (but the Member must notify the Manager promptly of any request for that information, before disclosing it, if practicable), (2) to advisers or representatives of the Member or assignees of the Member, but only if they have agreed to be bound by the provisions of this section, or (3) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this section may be enforced by specific performance.

     7.8      Adjustment of Basis Election. In the event of a Transfer of a Member’s interest in the Company, or upon the death of a Member, or in the event of a distribution of the property of the Company to any Member hereto, or in the event of any Transfer of an interest in any Company which is a Member in this Company, the Manager, in its sole and absolute discretion may, at the

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request of the transferee Member, file an election, in accordance with Section 754 of the Code and applicable Treasury Regulations, to cause the basis of the Company’s property to be adjusted for federal income tax purposes, as provided in Sections 734, 743 and 754 of the Code.

ARTICLE VIII
DISSOLUTION AND WINDING UP

     8.1      Conditions of Dissolution. The Company shall dissolve upon the unanimous vote of all Members.

     8.2      Winding Up. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors. Upon dissolution of the Company, the Manager shall wind up the affairs and liquidate the assets of the Company in accordance with the provisions of this Section. Net Profits, Net Losses, Nonrecourse Deductions, Member Nonrecourse Deductions and all other Company items shall be allocated until the liquidation is completed in the same ratio as such items were allocated prior thereto. The proceeds from liquidation of the Company when and as received by the Company shall be utilized, paid and distributed in the following order:

                       (a)      First, to pay expenses of liquidation and the debts of the Company to third parties other than the Members;

                       (b)      Next, to pay the debts of the Company owing to creditors who are Members;

                       (c)      Next, to the establishment of any Cash Reserves; and

                       (d)      Thereafter, to the Members, in accordance with the respective positive Capital Account balances of the Members, as determined by taking into account all Capital Account adjustments required by this Agreement.

     8.3      Right To Receive Property. The Members shall have no right to demand or receive property other than cash in return for their Capital Contributions to the Company, and each Member agrees to and shall look solely to the assets of the Company for the return of such Member’s Capital Contributions. If the assets of the Company remaining after discharge of the debts and liabilities of the Company are insufficient to return the then unreimbursed Capital Contributions of a Member, such Member shall not have, and hereby waives, any recourse against the Manager. The winding-up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager, who is hereby authorized to do any and all acts and things authorized by law for such purposes at the expense of the Company. If there is no Manager, the winding-up of the affairs of the Company shall be conducted as otherwise provided by law.

     8.4      Order of Payment of Liabilities Upon Dissolution. After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive capital

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account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs.

     8.5      Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look only to the assets of the Company for the return of his or her positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Net Profits against any other Member.

ARTICLE IX
INDEMNIFICATION

     9.1      Indemnification of Agents. The Company shall indemnify any Member and Manager and may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, Company, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

ARTICLE X
MISCELLANEOUS

     10.1      Counsel to the Company. Counsel to the Company may also be counsel to any Member or any Affiliate of a Member. The Members may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request. The Company has initially selected Israel & Friedberg, LLP (“Company Counsel”) as legal counsel to the Company. Each Member acknowledges that Company Counsel does not represent any Member in the absence of a clear and explicit agreement to such effect between the Member and Company Counsel, and that in the absence of any such written agreement Company Counsel shall owe no duties directly to a Member. Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between any Members and the Company, then each Member agrees that Company Counsel may represent either the Company or such Member in any such dispute or controversy to the extent permitted, and each Member hereby consents to such representation.

     10.2      Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

     10.3      Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

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     10.4      Interpretation. All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

     10.5      Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     10.6      Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days’ prior written notice to the other Members, designate any other address in substitution of the foregoing address to which such notice will be given.

     10.7      Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

     10.8      Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     10.9      Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law. For the purposes of this Section: attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

     10.10      Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

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     IN WITNESS WHEREOF, the sole Member of BEF, LLC, A Delaware Limited Liability Company, has executed this Agreement, effective as of the date written above.

MEMBER:

THE EJB TRUST

By:	/s/ ROBERT ROSSO Robert Rosso, Trustee